Exhibit 10.1
Loan Agreement

THIS LOAN AGREEMENT (this “Agreement”) is made and entered into on this 12th day of September 2023 by and among:
1.DASAN NETWORKS, INC., a corporation duly incorporated and existing under the laws of Republic of Korea (“Korea”) with its registered office at 10th floor, DASAN Tower, 49, Daewangpangyo-ro 644 beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do, Republic of Korea as lender (the “Lender”);
2.DASAN NETWORK SOLUTIONS, INC., a corporation duly incorporated and existing under the laws of Korea with its registered office at 9th floor DASAN Tower, 49, Daewangpangyo-ro 644 beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do, Korea as borrower (the “Borrower”);
3.DZS CALIFORNINA, INC., a corporation duly incorporated and existing under the laws of California USA with its registered head office at 330 N Brand Blvd, Glendale, CA 91203 as collateral provider (the “Collateral Provider”); and
4.DZS INC. a corporation duly incorporated and existing under the laws of Korea with its registered office at 5700 Tennyson Parkway, Suite 400, Plano, Texas 75024(“DZS”);
(Hereinafter, the Lender, the Borrower, the Collateral Provider and DZS, individually, a “Party” and collectively the “Parties”).

SECTION 1. LOAN DATE AND LOAN AMOUNT
The Lender shall advance to the Borrower three hundred twenty-six billion seven thousand seven hundred fifty thousand KRW (₩32,670,750,000), the Korean Won equivalent of twenty-four million five hundred thousand USD ($24,500,000) (“Loan Amount”) on September 12, 2023 as the first loan (“Loan”), and the Borrower shall borrow the Loan Amount.

SECTION 2. PURPOSE OF LOAN
The Borrower shall use the proceeds of the Loan for the sole purpose of financing DZS, and DZS shall use the above mentioned financing solely for the purpose of repaying the loan amount borrowed from J.P. Morgan Chase Bank, N.A. and Texas Capital Bank pursuant to the Credit Agreement, dated as of February 9, 2022, as amended (the “2022 Credit Agreement”).

SECTION 3. CONDITIONS PRECEDENT
The obligations of the Lender to make the Loan Amount available to the Borrower under this Agreement are subject to the satisfaction of each of the following conditions precedent:
1.All representations and warranties made by the Borrower shall be true and correct;
2.No event of default has occurred and no event that may constitute an event of default has occurred or is continuing under this Agreement;

3.All physical collateral that the Lender is entitled to receive under this Agreement have been provided;
4.Each Party shall have obtained the necessary consent and approval from third parties for the execution and performance of this Agreement; and
5.The Borrower shall take actions (such as document submissions) the Lender finds as necessary under the Lender’s reasonable judgment.

SECTION 4. REPAYMENT DATE
1.The Borrower shall repay the above entire Loan Amount by September 12, 2026.
2.The Borrower may prepay the Loan Amount in whole or in part even before the due date of repayment stated in this Section by giving thirty (30) days prior written notice to the Lender. The Borrower shall not incur any separate fees for early repayment.

SECTION 5. INTEREST AND LATE PAYMENT DAMAGES
1.The rate of interest applicable to the Loan Amount shall be at a fixed rate of eight point zero percent (8.0%) per annum.
2.When the Borrower repays the Loan Amount, it shall repay the interest corresponding to the repayment amount along with the principal. In cases where partial repayments of the Loan Amount are made over time, it shall be considered that the interest accrued up to the day prior to the repayment date is paid first and the repayment of the principal of the Loan Amount is made afterwards.
3.If the Borrower delays in repaying the Loan Amount, it shall pay the Lender late payment damages calculated at the rate of fourteen point zero percent (14.0%) per annum on the delayed principal amount.
4.Interests and late payment damages shall be calculated on a daily basis, considering a year as three hundred sixty five (365) days, and based on the actual number of days that have elapsed during the period in which the interest or late payment damages have occurred (including the first day but excluding the last day).
5.The Borrower shall pay the interest calculated in accordance with this Section to the Lender on the last day of each calendar quarter (i.e., March 31st, June 30th, September 30th and December 31st).

SECTION 6. REPAYMENT METHOD
The Borrower shall repay the Loan Amount and the interest accrued thereon in accordance with this Agreement by transferring the funds to a bank account in the name of the Lender, designated by the Lender in advance.

SECTION 7. EVENTS OF DEFAULT
1.If any of the following events occurs, even without separate notice or demand for performance from the Lender, the Borrower shall immediately lose the benefits of this Agreement and must repay the entire loan principal to the Lender in a lump sum.
1)The Borrower applies for bankruptcy, commencement of rehabilitation procedures, or if the applicant for such proceedings of the Borrower fails to withdraw within five (5) business days, or if bankruptcy is declared for the Borrower or rehabilitation procedure is initiated;
2)The Borrower is recognized as an enterprise with insolvency signs under the Corporate Restructuring Promotion Act or management controls by financial institutions are initiated;
3)The circumstances for dissolution as stipulated in the Articles of Incorporation of the Borrower occur, or a court order or judgment for dissolution is issued, or a resolution for dissolution is passed at a shareholders’ meeting;
4)The Borrower suspends or terminates significant business operations, or significant business suspension or cancellation measures are imposed on the Borrower by a supervisory authority (provided, however, temporary suspension due to labor disputes is excluded);
5)The Borrower is determined to be in payment default or suspension including when the Borrower’s bank account transactions are suspended, or trading is suspended by an exchange clearinghouse or when the Borrower applies for inclusion in the defaulting borrower list;
6)The external auditor for the Borrower provides an opinion other than an unqualified opinion on the financial statements in any periodic audit results of the Borrower and the Borrower fails to remedy such opinion within a period of six (6) months from the date on which the relevant audit result is notified to the Borrower;
7)The events of default for other loans of the Borrower besides the Loan under this Agreement occur;
8)The Borrower violates Section 11.1, 11.2, 11.6, 11.8 or 12, of this Agreement;
9)Upon the occurrence of a breach of Section 13 of this Agreement by the Borrower, the Borrower further fails to comply with Lender’s demand to submit any relevant reports and other materials without delay;
10)The Borrower violates Section 11.3, 11.4, 11.5, or 11.7 of this Agreement, and fails to remedy such violation within sixty (60) days from the date the Lender requests for remedy;
11)DZS violates Section 9 of this Agreement; or
12)DZS experiences trading suspension (excluding any temporary and extraordinary trading suspension due to any cause not attributable to DZS or its subsidiaries) or delisting or circumstances equivalent to those described in Clause 1 to 7 of this Paragraph.
2.Each of the Borrower and DZS shall, without delay, provide written notice to the Lender upon becoming aware of the occurrence of any of the circumstances listed in Paragraph 1 and notify the Lender of the occurrence of such circumstances along with relevant facts and actions (or facts or actions that could constitute such circumstances over time).

SECTION 8. COLLATERAL
1.The Borrower shall provide the Lender with following collateral in accordance with the following Clauses:
1)Collateral Provided: Assets owned by the Borrower as specified in Attachment 1 (hereinafter, “Collateral Assets”)
2)Secured Obligations: All guarantee obligations to be borne by the Borrower for past, present, or future liabilities to the Lender including the Loan Amount, interest accrued thereon, late payment damages and indemnification obligations
3)Maximum Amount Secured: sixty three billion one hundred twenty-six million nine hundred thousand KRW (₩63,126,900,000)
4)Form of Collateral: Establishment of the first priority mortgage on the Collateral Assets as of the date of this Agreement (provided, however, if the first priority collateral has already established on some of the Collateral Assets, a subordinate collateral shall be established for those)
5)Collateral Provision (Establishment) Date: Execution Date of this Agreement
6)In the event that the Borrower borrows additional loan amounts from the Lender, the Borrower agrees to increase the maximum amount secured by the collateral established on the Collateral Assets and to make any necessary changes in registration.
2.The Collateral Provider shall establish a first kun-pledge (Collateral Limit: Maximum Amount Secured) in favor of the Lender (hereinafter, “Kun-pledge”) over nine million nine hundred ninety-nine thousand nine hundred ninety-nine (9,999,999) shares of the Borrower’s issued stocks held by the Collateral Provider (hereinafter, “Pledged Shares”), and shall set up the first lien on the Pledged Shares (hereinafter, “Kun-pledge”) and fulfill the necessary conditions required as of the date of this Agreement (provided, however, if a priority lien has already been established on the Pledged Shares, a subordinate lien shall be established). The detailed terms of the Kun-pledge shall be governed in accordance with Attachment 2.

SECTION 9. OBLIGATIONS
1.DZS shall use the Loan Amount received from the Lender solely for the purpose of repaying the amounts borrowed under the 2022 Credit Agreement.
2.DZS shall not provide the Collateral Assets and the Pledged Shares as collateral to any third party.
3.Immediately upon repayment of any part of the loan borrowed under the 2022 Credit Agreement, DZS shall deliver to the Lender all document proofs thereof received from the relevant banks (including, but not limited to, a certificate of repayment and receipt of the repayment amount). In the event DZS repays the full amount of the loan borrowed under the 2022 Credit Agreement, DZS shall immediately terminate and release all collateral provided under the 2022 Credit Agreement and deliver to the Lender all document proofs thereof.
4.DZS shall not pay any dividend or carry out any capital increase with consideration, in connection with any shares provided as a collateral under this Agreement, or dispose any collateral provided under this Agreement.

SECTION 10. REPRESENTATIONS AND WARRANTIES
1. The Borrower represents and warrants as of the Execution Date of this Agreement to the Lender as follows:
1)The Borrower is a corporation duly incorporated and validly existing under the laws of Korea. The Borrower has drafted various documents related to this Agreement, including collateral agreements and other accompanying documents of which the Borrower is the party (hereinafter, “Agreement Documents”) and has taken all the necessary internal procedures, including passing board resolutions to fulfill obligations arising therefrom. The Agreement Documents validly bind the Borrower.
2)The execution of this Agreement, the provision of monetary loans and other contents of this Agreement shall not violate any laws, any content of other contracts that bind the Borrower, any court judgments, administrative decisions, instructions or recommendations.
3)All collateral and pledged assets provided by the Borrower, DZS, and the Collateral Provider are free from any legal defects that would impair the Lender’s security interest, and the Lender’s rights over the collateral and the pledged assets are complete and free from dispute.
4)The act of providing collateral for the Loan Amount does not prejudice and is not intended to prejudice the rights of general lenders of either the Borrower, DZS or the Collateral Provider.
5)Other than the litigations that have been previously disclosed to the Lender, no significant lawsuit, arbitration, or dispute that could have a material adverse effect on the business, property, or financial condition of the Borrower or DZS is currently pending against the Borrower as of the date of this Agreement.
6)No events of default have occurred with respect to the Loan Amount.
7)All information provided by the Borrower, DZS, and the Collateral Provider to the Lender in connection with the Agreement Documents is complete and accurate in all material aspects.
2. As of the Execution Date of this Agreement, the Borrower has disclosed the following information regarding the current financial statements of DZS and the Lender is aware of the following:
1)The current financial statements of DZS (including its subsidiaries) are under restatements, and, as submitted to the Securities and Exchange Commission and publicly disclosed, DZS has received a notice of non-compliance from the Listing Center of NASDAQ.
2)Descriptions regarding the financial restatements and accounting errors are preliminary, unaudited, and subject to potential changes as a result of ongoing review by DZS’s audit committee and the completion of financial restatements.
3)Therefore, neither the Borrower nor DZS can make guarantees concerning the actual impact of financial restatements or regarding the modification of financial statements or additional accounting errors for the periods outside the disclosure period. Furthermore, neither the Borrower nor DZS can provide with certainty regarding the period of which revenues previously recognized within the disclosed period will ultimately be recognized.

SECTION 11. AFFIRMATIVE COVENANTS
The Borrower covenants and agrees the following obligations:
1)The Borrower shall ensure that the representations and warranties made under Section 10 remain true and accurate at all times after the loan date.
2)The Borrower shall faithfully fulfill and comply with all obligations of the Borrower under any contracts executed or to be executed related to this Agreement.
3)The Borrower shall maintain a leverage ratio lower than the ratio specified in Attachment 3.
4)The Borrower shall maintain cash in the amount of at least one billion three hundred million Korean Won (₩1,300,000,000), until all loan principal is repaid after the Borrower borrows the Loan Amount.
5)The Borrower shall maintain a combined total of cash, accounts receivable and inventory (hereinafter, “Collateral Coverage Amount”) of at least thirty-three billion Korean Won (₩33,000,000,000).
6)The Borrower shall use the Loan Amount solely for the purposes stated in Section 2.
7)The Borrower shall take all necessary measures to maintain the collateral as stipulated in this Agreement.
8)The Borrower shall provide the Lender with any documents reasonably requested by the Lender.

SECTION 12. PRIOR WRITTEN CONSENT
The Borrower shall obtain the prior written consent of the Lender for the following matters:
1)Payment of funds to DZS (excluding normal operations including management fees and other shared expenses, e.g., Software licenses); provided, however, that, the payment of any consideration for the management shall require the Lender’s prior written consent.
2)The cumulative total amount of borrowed funds from other third parties in excess of one billion Korean Won (₩1,000,000,000); provided, however, that this excludes the extension of current borrowings or securing additional amounts from other banks in Korea to pay off in full the amounts owed under the 2022 Credit Agreement.
3)Loans to affiliated entities.
4)Other major management matters as specified in Attachment 4.

SECTION 13. REPORTING AND DOCUMENT SUBMISSION
1.The Borrower shall promptly notify the Lender without separate request from the Lender in the following cases or if there is a possibility of their occurrence:
1)If any promissory notes or checks issued, endorsed, and guaranteed by the Borrower are returned or if transactions with banks are suspended;
2)If there is an application for bankruptcy, commencement of rehabilitation proceedings or similar procedures, or if the Borrower is recognized as an enterprise with insolvency signs;
3)If litigation, arbitration, or other disputes involving the Borrower as a party arises;
4)If administrative sanctions are imposed by government or quasi-government agencies;
5)In the event of any change in the major shareholder(s) holding 10% or more of the total shares issued by the Borrower;
6)If events of default or circumstances that may have or are likely to have negative impact on the Borrower’s business or financial status occur under the Borrower’s subjective judgment; or
7)In the event of social concerns or concerns in accounting terms regarding the governance structure and internal transactions with affiliated entities, or if external auditors present opinions other than unqualified opinions on the financial statements, or in case of legal disputes arising from violations of laws or articles of incorporation by the board of directors of the Borrower or due to neglect of the duties of the board or directors of the Borrower.
2.The Borrower shall submit the following matters within the specified deadlines without separate request from the Lender.
1)Changes in accounts receivable and inventory – by the 30th day of the following month (provided, however, if changes in accounts receivable and inventory exceed ten percent (10%) of the holdings, immediate reporting is required)
2)Financial performance and plans of cash balance – weekly (the planning period for cash balance plans shall be thirteen (13) weeks from the reporting date)
3)Annual Reporting – Within ninety (90) days from the start of the next fiscal year (provided, however, that such time period may be delayed without default pending the completion of the restatement and related audit procedures in connection with the restatement described in paragraph 2 of Section 10):
A.    Audited financial statements by a certified accounting firm.
B.    Annual management report (business plan)
C.    Shareholder registry (as of the reporting date)
D.    Tax reconciliation statement
4)Quarterly Reporting – Within forty five (45) days from the start of the next quarter (provided, however, that such time period may be delayed without default pending the completion of the restatement and related audit procedures in connection with the restatement described in paragraph 2 of Section 10):

A. Quarterly financial statement
B. Quarterly management report
5)Monthly Reporting – By 30th day of the following month:
A. Monthly financial result (such as sales status)
B. Changes in officers or employee headcount (hiring, resignations, etc.)
6)Other Reporting –Bank Statement confirming financial transactions with financial institutions within thirty (30) days from the due date of each month.

SECTION 14. ASSIGNMENT OF RIGHTS AND OBLIGATIONS
The Borrower, the Collateral Provider, and DZS shall not transfer, assign, or otherwise dispose of any rights acquired or contractual status obtained pursuant to this Agreement to a third party, or provide them as collateral, without a prior written consent of the Lender.

SECTION 15. INTERPRETATION
Matters not specified in this Agreement shall be governed by relevant laws and customary practices. In the event there is a discrepancy in the interpretation of the provisions of this Agreement between the Lender and the Borrower, a comprehensive and reasonable interpretation shall be made, taking into account the form and content of the Agreement, the purpose of the Agreement, the circumstances, and the intentions of the Parties involved.

SECTION 16. AMENDMENT AND TERMINATION
1.In order to amend this Agreement, the unanimous written consent of all the relevant parties shall be obtained to effect such amendment. Provided, however, matters limited to the rights and obligations of some parties may be amended by the written consent of such relevant parties. In such cases, the rights and obligations of other parties must remain unaffected.
2.If either party violates this Agreement, the other party may terminate the Agreement. In such case, the party violating this Agreement shall compensate the other party for any damages incurred upon immediate request.
3.The Borrower shall not terminate this Agreement under any circumstances until the full repayment of the Loan principal and monetary obligations under this Agreement, or without obtaining the written approval of the Lender.

SECTION 17 NOTIFICATION
Notifications, requests, consents, and other communications under this Agreement shall be made in writing, and personally delivered or sent by registered mail, internationally recognized courier service, post, or electronic mail (email) to the following addresses or contacts (or to addresses or contacts designated by one party to the other party for notification), and a notice shall be deemed received on the earlier of the date on which the written notice actually arrives at the following address or contact or five (5) business days after the sending date. In case of a change in the notification address, the respective party shall promptly notify the other party thereof, and in the absence of such notification, the other party shall be deemed to make due notice of the respective party by sending registered mail, facsimile, post, or email to the following address or contact.
1.If to the Lender
To the Lender:
Dasan Networks, Inc.
Address: 10th floor, DASAN Tower, 49, Daewangpangyo-ro 644 beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do, Korea
Phone: 070-7010-1165
Email: doohwan.yang@dasannetworks.com
2.If to the Borrower
Dasan Network Solutions, Inc.
Address: 9th floor, DASAN Tower, 49, Daewangpangyo-ro 644 beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do, Korea
Phone: 070-7010-1050
Email: Seongjin.kim@dzsi.com
3.If to the Collateral Provider
DZS California Inc., c/o DZS Inc.
Address: 5700 Tennyson Parkway, Suite 400, Plano, Texas 75024
Phone: 469-327-1531
Email: legal@dzsi.com
4.If to DZS
DZS Inc.
Address: 5700 Tennyson Parkway, Suite 400, Plano, Texas 75024
Phone: 469-327-1531
Email: legal@dzsi.com

SECTION 18. PARTIES’ RESPECTIVE OBLIGATIONS
Each Party agrees and covenants to the other Parties that it shall dully perform this Agreement in good faith. For the avoidance of doubt, DZS shall be liable under this Agreement with respect to its obligations under Section 9 only.

SECTION 19. TAX
Each Party shall bear any taxes and charges imposed on them in connection with this Agreement in accordance with applicable laws.

SECTION 20. JURISDICTION
In the event of a dispute arising from this Agreement, the dispute shall be resolved through arbitration at the Korean Commercial Arbitration Board in accordance with the Expedited Procedures in domestic arbitration rules.

SECTION 21. GOVERNING LAW
This Agreement and the rights and obligations between the Parties under this Agreement shall be interpreted and governed by the laws of Korea.

SECTION 22. LANGUAGE
This Agreement is drafted in both Korean and English languages. In the event of conflicts in interpretation between the two versions, the Korean version shall prevail.

(Intentionally left blank. Signature page follows.)

Each Party, having thoroughly understood the contents of this Agreement, has signed and affixed its seal as follows, and in order to prove the conclusion of this Agreement, four (4) copies of this Agreement have been prepared, with each party keeping one (1) copy.

Date: September 12, 2023

The Lender
DASAN NETWORKS, INC.
Address: DASAN Tower, 49, Daewangpangyo-ro 644 beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do, Republic of Korea
Title: CEO
Name: Nam Min Woo                    /s/ Nam Min Woo

The Borrower
DASAN NETWORK SOLUTIONS, INC.
Address: DASAN Tower, 49, Daewangpangyo-ro 644 beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do, Korea
Title: CEO
Name: Won Deok-Yeon                /s/ Won Deok-Yeon

The Collateral Provider
DZS CALIFORNIA, INC.,
Address: 5700 Tennyson Parkway, Suite 400, Plano, Texas 75024
Title: CEO
Name: Charlie Vogt                    /s/ Charlie Vogt

DZS
DZS INC.
Address: 5700 Tennyson Parkway, Suite 400, Plano, Texas 75024
Title: CEO
Name: Charlie Vogt                    /s/ Charlie Vogt

Attachment 2
DETAILS OF THE KUN-PLEDGE

1.Definition
1)Pledged Shares means 9,999,999 shares of the Borrower’s issued and registered common stocks held by the Collateral Provider.
2)The Secured Obligations means the Loan Amount and all guarantee obligations to be borne by the Borrower pursuant to this Agreement for present, or future liabilities (including interest, late payment damages, indemnification obligations).

2.Scope of Effect of the Kun-Pledge
The effect of the Kun-pledge on the Pledged Shares pursuant to this Agreement shall automatically extends to any funds or shares to be received by the Lender, without separate declaration or other actions of the Lender, in cases such as the distribution of profits or interest, distribution of remaining assets, stock redemption, merger, division, or conversion of shares.

3.Registration of Kun-Pledge
Concurrently upon the advancement of the Loan Amount by the Lender to the Borrower in accordance with Section 1 of this Agreement, the Collateral Provider shall fulfil or satisfy all of the following conditions:
1)Delivery of a certified copy of the shareholder register of the Borrower showing the corporate name and address of the Lender as pledgee to whom the Pledged Shares are provided.
2)Delivery of the original share certificates representing the Pledged Shares and stating the Lender as pledgee to whom such Pledged Shares are provided (or, if provided without such statement, the Lender may set out its status as pledgee thereof by itself).
3)Execution and delivery of the document attached hereto as Exhibit A.
4)Execution and delivery of the document attached hereto as Exhibit B.

4.Obligation to Maintain Pledged Assets
1)The Collateral Provider confirms that, as of the Kun-pledge completion date, no pledge restricting ownership of the Pledged Shares is in place except the collateral provided under the 2022 Credit Agreement.
2)The Collateral Provider shall not, without the prior written approval of the Lender, (i) sell, donate, pledge (excluding pre-existing pledges or pledges under this Agreement), or otherwise dispose of the Pledged Shares to any third party; (ii) engage in any acts that could negatively affect the value of the Pledged Shares; or (iii) undertake any actions that could negatively impact the Lender’s rights and/or the execution of this Agreement.
3)If, the exercise of the Kun-pledge becomes impossible or significantly challenging under the Lender’s reasonable judgment, the Collateral Provider shall provide alternative collateral of equivalent value under the Lender’s reasonable judgment, as requested by the Lender, to account for the decrease in value of the Collateral Shares.

5.Exercise of the Kun-Pledge
1)In the event that the Borrower is required to repay the Laon Amount due to the maturity date or due to the occurrence of the event of default, the Lender may exercise the Kun-pledge under this Agreement.
2)Through means, timing, and pricing that are generally deemed appropriate, the Lender may at its discretion, as one method of exercising the Kun-pledge, dispose of the Pledged Shares, deducting all costs from the proceeds of such disposition and applying the balance to the discharge of the Secured Obligations irrespective of the statutory priority or may acquire the Pledged Shares as an alternative to the discharge of all or a portion of the secured loan. In the latter case, the Lender shall promptly notify the Collateral Provider of acquisition of the pledged assets.
3)The Collateral Provider grants the Lender the authority to supplement the blank transfer certificate provided for the Lender under this Agreement and the Lender approves such authorization. This authorization cannot be canceled or revoked during the period until the complete performance of the Secured Obligations.
4)The Collateral Provider confirms and guarantees that, when the Lender exercises the Kun-pledge pursuant to this clause to directly acquire the Pledged Shares or dispose of them to a third party, there are no provisions or restrictions in the Articles of incorporation or other agreements of the issuer of the Pledged Shares that could affect the exercise of the Kun-pledge.

6.Continuity and Individuality of Collateral
1)The Kun-pledge established under this Agreement shall remain in effect as a continuing security for the Secured Obligations until the complete discharge of the Secured Obligations.
2)If the Collateral Provider has provided separate collateral or guarantees to the Lender with respect to the Secured Obligations, such collateral or guarantees shall not be affected by this Agreement. Such collateral or guarantees shall be distinct from the collateral established under this agreement and may be applied cumulatively alongside the collateral established under this agreement.

7.Termination of the Kun-pledge
Upon full repayment of the Secured Obligations, the Lender shall, as required by the Collateral Provider, take necessary actions to promptly terminate the Kun-pledge established under this Agreement. However, the costs associated with such termination shall be borne by the Collateral Provider.

8.Expenses
The Collateral Provider shall bear the expenses related to the preservation of rights, exercise of rights, and other expenses related to indemnification payments in connection with the Lender’s rights under this Agreement. In the event the Lender has covered such costs, the Collateral Provider shall promptly reimburse them. Expenses incurred in the execution of the Kun-pledge shall be first covered from the proceeds of the pledged assets’ realization.

Exhibit A

WRITTEN CONSENT TO DISPOSITION OF SHARES

To:    DASAN NETWORKS, INC.

Reference is made to that certain Loan Agreement dated September 12, 2023 (the “Loan Agreement”) by and between, among others, DZS California, Inc. (the “Collateral Provider”) and Dasan Networks, Inc. (the “Lender”) and other documents and agreements ancillary thereto (together with the Loan Agreement, the “Transaction Documents”). Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings given to such terms in the Transaction Documents.

The Collateral Provider is the owner of 9,999,999 shares in the ordinary capital of Dasan Network Solutions, Inc. (the “Shares”) and created a kun-pledge over the Shares in favor of the Lender in accordance with the Transaction Documents. The Collateral Provider hereby acknowledges, covenants and agrees that, in the event the Borrower fails to perform any of the Secured Obligations, the Lender may acquire by itself or dispose to any third parties the Shares in accordance with the Transaction Documents, and, in such event, the Collateral Provider shall do any and all acts necessary for and in connection with the acquisition or disposition of the Shares by the Lender, including but limited to, making entry of a change in the holder of the Shares, upon the Lender’s request.

The Collateral Provider further acknowledges and agrees that the right, power and authority granted to the Lender hereunder are irrevocable and cannot be terminated by the Collateral Provider, unless and until the Lender in its discretion determines that the Secured Obligations are fully performed, discharged and released.

Dated as of September 12, 2023

Collateral Provider

DZS California, Inc                (seal)

Exhibit B

SHARE TRANSFER DEED

To: Dasan Networks, Inc. (“Transferee”)

DZS California, Inc. (“Transferor”), as owner of 9,999,999 shares in the ordinary capital of Dasan Network Solutions, Inc. (the “Company”), hereby assigns and transfers the entire shares in the Company owned by Transferor (the “Shares”) to the recipient of this Deed.

In furtherance of the foregoing, Transferor hereby grants to Transferee the power and authority to determine and set out the name of the recipient of this Deed. Transferor hereby further acknowledges and agrees that, such power and authority granted to Transferee hereunder shall be irrevocable and may not be terminated by Transferor until the entire secured obligations created under the that certain Loan Agreement dated September 12, 2023 by and between, among others, Transferor and Transferee, and other documents and agreements ancillary thereto (the “Secured Obligations”) is fully discharged and released and such power and authority shall be valid and effective until the full discharge and release of the Secured Obligations.

Transferor hereby covenants and agrees that, in the event Transferee acquires the Shares in accordance with this Deed, such acquisition shall be valid and enforceable against the Company and Transferee shall not make any objection thereto.

Dated as of September 12, 2023

Transferor

DZS California, Inc                (seal)

Attachment 3
BORROWER’S LEVERAGE RATIO

1.This obligation to comply with the Leverage Ratio shall be effective from the second quarter of 2024.
2.The Borrower’s Leverage Ratio shall be calculated as follows:
3.For the sole purpose of Leverage Ratio calculation, if EBITDA is less than zero point zero one USD ($0.01), EBITDA shall be deemed as zero point zero one USD ($0.01).
4.The Borrower’s Leverage Ratio shall not exceed the following thresholds at the end of each accounting quarter:
1)The second and third quarters of 2024 – 6.00 : 1.00
2)From the fourth quarter of 2024 to the second quarter of 2025 – 5.00 : 1.00
3)From the third quarter of 2025 until repayment of the principal of the Loan – 4.00 : 1.00

5.For the purpose of this Attachment 3,
1)“EBITDA” means Net Income (Loss) plus or minus (as applicable) (i) interest expense, net, (ii) income tax provision (benefit), and (iii) depreciation and amortization expense;
2)“Adjusted EBITDA” means EBITDA plus or minus (as applicable) (i) stock-based compensation, (ii) other income and expense and (iii) the impact of material transactions or events that are not indicative of the Borrower’s core operating performance, such as acquisition costs, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, and legal costs related to certain litigation, any of which may or may not be recurring in nature; and
3)any regional Adjusted EBITDA shall be calculated consistently by apply the definitions above, prior to any allocations for management fees or shared costs from DZS.

Attachment 4
OTHER MAJOR MANAGEMENT MATTERS

1.Transactions of either purchases and expenses equal to or exceeding twenty billion KRW (₩20,000,000,000) based on a single transaction; provided, however, excluding purchases and expenses related to raw materials or products, or other purchases and expenses, in each case, in the ordinary course of business).
2.Suspension of major business, transfer or disposal of the company’s operations or material assets (including leasing, transfer or providing as collateral)
3.Initiation of dissolution, liquidation, corporate rehabilitation procedure, bankruptcy proceedings, corporate restructuring proceedings, or similar procedures for the company
4.Execution, amendment, termination, or cancellation of material contracts (excluding those in accordance with the ordinary course of business)
5.Filing, withdrawal or settlement of lawsuits or other disputes involving claims equal to or exceeding five hundred million KRW (₩500,000,000)